  Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Loop Industries, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated May 30, 2017, except Notes 8 and 13 which are dated as of January 12, 2018, relating to the consolidated financial statements of Loop Industries, Inc. as of February 28, 2017 which appear in Loop Industries, Inc.'s Annual Report on Form 10-K for the fiscal year ended February 28, 2017, as amended, filed with the SEC on January 12, 2018. We also consent to the reference to us under the caption "Experts" in the Prospectus.

Weinberg Company, P.A.
Los Angeles, California
October 8, 2019

1925 Century Park East ● Suite 1120 Los Angeles ● California 90067 Telephone: 310.601.2200 Fax: 310.601.2201 www.weinbergla.com	Other Offices: Boca Raton, Florida Wanchai, Hong Kong P.R.C.